PRESS RELEASE                                  SOURCE: First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE FOR FIRST TRUST ENHANCED EQUITY INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- September 1, 2017 -- First Trust Advisors L.P. ("FTA") announced today that Chartwell Investment Partners, LLC ("Chartwell"), investment sub-advisor for First Trust Enhanced Equity Income Fund (NYSE: FFA) (the "Fund"), will release an update on the market and the Fund for financial advisors and investors. The update will be available FRIDAY, SEPTEMBER 1, 2017, AT 5:00 P.M. EASTERN TIME UNTIL 11:59 P.M. EASTERN TIME ON SUNDAY, OCTOBER 1, 2017. To listen to the update, follow these instructions:

-- Dial: (888) 203-1112; International (719) 457-0820; and Passcode # 2889232.
The update will be available from Friday, September 1, 2017, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Sunday, October 1, 2017.

The Fund is a diversified, closed-end management investment company that seeks to provide a high level of current income and gains and, to a lesser extent, capital appreciation. The Fund seeks to achieve its investment objective by investing in a diversified portfolio of equity securities and by writing (selling) covered call options on a portion of the equity securities in the fund's portfolio.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $109 billion as of July 31, 2017 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Chartwell Investment Partners, LLC. ("Chartwell") serves as the Fund's investment sub-advisor and is an investment firm focusing on institutional, sub-advisory, and private client relationships. The firm is a research-based equity and fixed-income manager with a disciplined, team-oriented investment process. As of July 31, 2017, Chartwell had approximately $8.1 billion in assets under management.

Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: Equity securities prices fluctuate for several reasons, including changes in investors' perceptions of the financial condition of an issuer or the general condition of the relevant stock market, or when political or economic events affecting the issuers or their industries occur.

The Fund may write (sell) covered call options on all or a portion of the equity securities held in the Fund's portfolio. The use of options may require the Fund to sell portfolio securities at inopportune times or for prices other than current market values, may limit the amount of appreciation the Fund can realize on an investment, or may cause the Fund to hold an equity security that it might otherwise sell.

There is no guarantee that the issuers of the equity securities in which the Fund invests will declare dividends in the future or that if declared they will remain at current levels. There can be no assurance as to what portion of the distributions paid to the Fund's Common Shareholders will consist of tax-advantaged qualified dividend income.

Investment in non-U.S. securities is subject to the risk of currency fluctuations and to economic and political risks associated with such foreign countries.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The risks of investing in the Fund are spelled out in the prospectus, shareholder report and other regulatory filings.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA and the Internal Revenue Code. First Trust has no knowledge of and has not been provided any information regarding any investor. Financial advisors must determine whether particular investments are appropriate for their clients. First Trust believes the financial advisor is a fiduciary, is capable of evaluating investment risks independently and is responsible for exercising independent judgment with respect to its retirement plan clients.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT: JEFF MARGOLIN - (630) 915-6784

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Source: First Trust Advisors L.P.